Exhibit 99.1

News Release	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

FOR IMMEDIATE RELEASE

For Information:	Brian H. McCurrie, Vice President, Chief Financial Officer
412 227 2153
McCurrieBH@koppers.com

Koppers Announces Reduction of 2008 Guidance

PITTSBURGH, January 21, 2009 – Koppers Holdings Inc. (NYSE: KOP)- Due to significant changes in fourth quarter end-market demand and certain product pricing, Koppers announced today a reduction in previously issued 2008 annual profit guidance for growth in Adjusted EBITDA to 6-8% from 14-17%, and for growth in Adjusted EPS to 25-29% from 37-41%. EBITDA is calculated as net income plus interest expense plus depreciation and amortization plus income tax provision less discontinued operations plus minority interest. Unadjusted fourth quarter operating income is estimated to be $0-2 million and will result in a net loss from continuing operations of $12-14 million for the quarter. Net income for the quarter, including the gain on the sale of Monessen, is expected to be $72-74 million. Incremental charges totaling approximately $17 million have negatively impacted fourth quarter results. These charges have been added back to the revised guidance.

The company’s fourth quarter results have been negatively impacted by volatility in demand and pricing for certain company end-market products, combined with raw material costs that have negatively impacted margins. The volatility in product pricing relates primarily to products that are impacted by petroleum prices, including carbon black feedstocks and phthalic anhydride. Fourth quarter earnings have also been negatively impacted by incremental charges that total approximately $17 million. These charges include approximately $12 million for inventory write-downs to net realizable value and incremental LIFO charges. Additional incremental charges include approximately $4 million of impairment charges for a non-core business in Europe and approximately $1 million of severance charges related to cost reduction initiatives. In addition to the impacts to operating income, the company will change assumptions relating to repatriation of foreign earnings that will negatively impact income tax expense in the fourth quarter resulting in a higher annual effective tax rate of approximately 46%. The cumulative impact of this adjustment will be reflected in fourth quarter tax expense.

Walter W. Turner, President and CEO of Koppers, said “We certainly continue to believe in the long-term end-market fundamentals for our core products and are confident that we are well-positioned to manage through this current economic downturn. However, we have seen our global aluminum, steel, rubber and plasticizer end markets come under increasing distress in recent months, resulting in substantially lower volumes and prices for some of our products. We expect that the current volatility will continue in 2009 but that these markets will eventually return to more normalized levels. In the interim, we have implemented various initiatives across the company to reduce costs, optimize operational efficiencies and further improve on our current strong balance sheet. We will continue to monitor our operations to further optimize both profitability and cash flows as market conditions evolve due to the economic downturn.”

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The results in this press release are preliminary, and are subject to final closing of the financial statements and completion of the annual audit of the company’s financial results. The company plans to issue its fourth quarter and fiscal year results before the markets open on Tuesday, February 17, 2009, and to discuss its results on a conference call later that day at 11:00 AM EST. See the company’s report on Form 8-K filed November 7, 2008 for reconciliations of Net Income to Adjusted Net Income, Diluted Earnings per Share to Adjusted Diluted Earnings per Share, Net Income to EBITDA and Adjusted EBITDA, and Earnings Guidance.

Interested parties may access the live audio broadcast by dialing (800) 762 8779 in the United States/Canada, or +1 (480) 248 5081 for international, and entering Conference ID number 3964853. Investors are requested to access the call at least five minutes before the scheduled start time in order to complete a brief registration. An audio replay will be available approximately two hours after the completion of the call at (800) 406 7325 or +1 (303) 590 3030, Conference ID number 3964853. The recording will be available for replay through March 3, 2009.

The live broadcast of the Koppers conference call will be available online:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=194019&eventID=2073650. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

If you are unable to participate during the live webcast, the call will be archived on www.koppers.com, www.streetevents.com and www.earnings.com shortly after the live call and continuing through March 3, 2009.

About Koppers

Koppers, with corporate headquarters and a research center in Pittsburgh, Pennsylvania, is a global integrated producer of carbon compounds and treated wood products. Including its joint ventures, Koppers operates facilities in the United States, United Kingdom, Denmark, Australia and China. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Brian H. McCurrie at 412 227 2153 or Michael W. Snyder at 412 227 2131.

Safe Harbor Statement

This news release may contain forward-looking statements based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which the Company does

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business; competitive pressures; the loss of one or more key customer or supplier relationships; customer insolvencies; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost and availability of raw materials; and other economic, business, competitive, regulatory and/or operational factors affecting the business of Koppers generally.